UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): 04/02/07

Analytical Surveys, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-13111

CO	84-0846389
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

8610 N. New Braunfels
Suite 205
San Antonio, TX 78217
(Address of principal executive offices, including zip code)

210-657-1500
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[X]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.02 Termination of a Material Definitive Agreement.

On April 5, 2007, the Company announced that it has terminated its definitive agreement and plan of merger with Ecowood, Inc., pursuant to which a wholly-owned subsidiary of the Company (“Merger Sub”) would merge with and into Ecowood (the "Merger"), with Ecowood continuing as the surviving corporation and as a wholly-owned subsidiary of the Company. Completion of the merger was subject to the satisfactory completion of the Company’s due diligence, in its sole discretion. The Company was unable to obtain the level of comfort necessary to complete the merger within the time frame allotted by the agreement. A copy of the press release announcing the termination of the agreement is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 2.04 - Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

On April 4, 2007, the Company's common stock was delisted from trading on the Nasdaq Capital Market. Pursuant to the terms of the Company's 13% Secured Convertible Debentures due November 24, 2007 (the “Debentures”), failure to be listed on a major exchange constitutes an Event of Default. As such, the holders of the Debentures may elect to accelerate the Debentures and demand an immediate cash payment of 120% of the outstanding aggregate principal amount of $1,643,050, plus accrued but unpaid interest, liquidated damages and other amounts owing in respect thereof through the date of acceleration. Additionally, commencing five days after the occurrence of any Event of Default that results in the eventual acceleration of the Debentures, the interest rate on the Debentures will accrue at an interest rate equal to the lesser of 18% per annum or the maximum rate permitted under applicable law. The holders of the Debentures have the right to seize and liquidate the Company's assets at any time.

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On April 2, 2007, the Company received notice from the staff of the Nasdaq Stock Market (the “Staff”) that the Nasdaq Listing Qualification Panel (the “Panel”) has denied the Company's appeal of the Staff’s January 18, 2007 decision to delist the common stock of the Company. Accordingly, the Company’s common stock was delisted effective with the open of business on April 4, 2007. The Company’s common stock will continue to be traded on the OTC Pink Sheets and the Company will seek to establish relationships with market makers to provide additional trading opportunities in the Company’s stock. However, there can be no assurance that a market for the Company’s shares will develop.

The Panel’s decision to delist the Company’s common stock was based on two continued listing deficiencies. First, the Panel noted the Company’s non-compliance with Nasdaq Marketplace Rule 4310(c)(2)(B) requiring the Company to have: (i) a minimum of $2,500,000 in stockholders’ equity as of December 31, 2006; (ii) at least $35,000,000 in market value of listed securities, or (iii) at least $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years. As reported in the Company’s Form 10-QSB for the quarter ended December 31, 2006, the Company had stockholders’ equity of $2,448,000 at December 31, 2006.

Second, as previously announced on July 27, 2007, the Staff’s original decision to delist the Company was due to the Company’s non-compliance with Nasdaq Marketplace Rule 4310(c)(4) requiring that the minimum bid price of the Company’s common stock be at least $1.00 per share (the “Rule”). In order to regain compliance with this rule the Company had to achieve a $1.00 minimum bid price for ten consecutive trading days during the 180-day period ending on January 17, 2007. The Company failed to regain compliance.

The Company does not expect the Staff’s determination to have any impact on its day-to-day operations.

A press release announcing the Company’s delisting from Nasdaq is attached to this Current Report on Form 8-K as Exhibit 99.2 and is incorporated herein.

 Item 8.01. Other Event

On April 5, 2007, the Company announced that it has postponed its annual meeting of shareholders previously scheduled for May 2, 2007. On March 29, 2007, the Company mailed a definitive Proxy Statement and Notice of Annual Meeting of Shareholders, which was to be held on May 2, 2007. The Proxy Statement contained a proposal requesting shareholders approve a reverse stock split for the sole purpose of regaining compliance with the Rule, contemplating that such a reverse stock split would help to bring the bid price of the Company’s common stock into compliance with the Rule. As the Company’s common stock is no longer listed on the Nasdaq Stock Market, the Company has decided to postpone the Annual Meeting. Therefore, it is no longer necessary for proxies to be solicited pursuant to the Proxy Statement. The Company will reschedule the Annual Meeting at a later date.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

99.1 Press Release issued by the Company dated April 5, 2007.

99.2 Press Release issued by the Company dated April 3, 2007.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Analytical Surveys, Inc.

Date: April 6, 2007	By:	/s/ Lori Jones
Lori Jones
CEO

Exhibit Index

Exhibit No.	Description
99.1	Press Release issued by the Company dated April 5, 2007
99.2	Press Release issued by the Company dated April 3, 2007